Exhibit 16.01

Kappin Professional Corporation

Ateet Kapadia, CPA

Toronto, Ontario

April 5, 2017

Securities and Exchange Commission

100 F Street, NE, Washington DC  20549

Dear Sirs:

We have been furnished with a copy of the 8K related to the event dated March 30, 2017 and to be filed by our former client Northstar Electronics, Inc. We agree with the statements contained in Item 4.01 insofar as they relate to our firm. We have no basis for comment on the other paragraphs in Item 4.01.

Sincerely,

/s/ Kappin professional Corporation

 Chartered Accountants

Cc: Northstar Electronics, Inc